Exhibit 99.1

Anthera Pharmaceuticals Announces Withdrawal of its Nasdaq Hearing Request
and Suspension of Trading of its Securities on the NASDAQ Capital Markets

HAYWARD, Calif., June 27, 2018 -- Anthera Pharmaceuticals, Inc. (Nasdaq: ANTH) (“Anthera” or the “Company”) announced today that it has withdrawn its request for a hearing to appeal the delisting determination of the Staff of the Nasdaq Stock Market (“Nasdaq”) from the Nasdaq Capital Market. The Nasdaq Staff has accepted the Company’s withdrawal and will suspend the trading of the Company’s securities at the open of business on June 28, 2018.

As previously announced, on May 22, 2018 Nasdaq informed the Company that it did not meet certain continued listing requirements for the Nasdaq Capital Market, including the minimum bid price requirement pursuant to Listing Rule 5550(a)(2), and the Company’s disclosure on its most recent form 10-Q for the quarter ended March 31, 2018 in which the Company has disclosed that it has suspended all clinical development activities and commenced a wind down of its operation.  Furthermore, the Company disclosed that it was exploring strategic transactions that may involve a merger or acquisition which may result in “Change in Control” pursuant to Listing Rule 5110(a), which would require the post-transaction entity to satisfy all of Nasdaq’s initial listing criteria and to complete Nasdaq’s initial listing process.  In order to resolve these continued listing deficiencies, the Company would have been required to conduct a reverse stock split, execute a strategic transaction, and raise capital in the imminent future.

The Company appealed the Nasdaq Staff’s delisting determination on May 29, 2018 and was granted a hearing with the Nasdaq Hearings Panel which is scheduled for June 28, 2018.  Despite management’s best strategic efforts in its pursuit of a transaction over the past several weeks, the Company has not been able to meet the listing requirements, nor does it expect it will in the imminent future.   After careful evaluation and in consultation with the Nasdaq Staff, the Company’s Board of Directors (the “Board”) determined that it was in the overall best interests of the Company to withdraw from the hearing.  The evaluation was made based on several factors, including the Board’s assessment of the probability of entering into a definitive agreement to transact the Company in the imminent future, the probability of securing shareholder approval for a reverse stock split, and an analysis of the benefits of continued listing weighed against the significant costs and onerous regulatory requirement associated with maintaining continued listing.

Nasdaq has informed the Company that it will file a Form 25 with the Securities and Exchange Commission (the “SEC”) after applicable appeal periods have lapsed to notify the SEC of the delisting of the Company’s securities from the Nasdaq Capital Market.  The Company’s securities will be listed on the OTC Market following the delisting from the Nasdaq Capital Market.  The Company may determine to take the steps necessary for its securities to be quoted for trading on a trading platform other than the OTC Market.

About Anthera Pharmaceuticals, Inc.

Anthera Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company focused on developing products to treat serious and life-threatening diseases. Additional information on the Company can be found at www.anthera.com.

Safe Harbor Statement

Any statements contained in this press release that refer to future events or other non-historical matters, including statements that are preceded by, followed by, or that include such words as "estimate," "intend," "anticipate," "believe," "plan," "goal," "expect," "project," or similar statements, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.   Such statements are based on Anthera's expectations as of the date of this press release and are subject to certain risks and uncertainties that could cause actual results to differ materially, including but not limited to those set forth in Anthera's public filings with the SEC, including Anthera's Quarterly Report on Form 10-Q for the quarter ended March 31, 2018.  Anthera disclaims any intent or obligation to update any forward-looking statements, whether because of new information, future events or otherwise, except as required by applicable law.